Sierra Pacific Resources Announces Settlement With El Paso
RENO, Nev., Jan. 24 /PRNewswire-FirstCall/ — Sierra Pacific Resources (NYSE: SRP) today announced that its utilities, Nevada Power Company and Sierra Pacific Power Company, have reached an agreement with El Paso Corporation and its subsidiaries to settle disputes over terminated power contracts stemming from the Western Energy Crisis.
Under terms of the settlement, Nevada Power Company will pay El Paso Marketing L.P. $19 million in settlement of certain claims and counterclaims between the two companies and their subsidiaries. These claims included payment for power that was delivered to Nevada Power in 2002 but not yet paid for, as well as assertions of payments due for terminated future contracts and claims seeking adjustments in power contract prices under section 206 of the Federal Power Act. The amount due for the power delivered to Nevada Power by El Paso in 2002 totaled $19.8 million.
“This settlement not only averts continuing and costly litigation, it also is the last outstanding legal case involving power contracts under which claims have been made against Sierra Pacific’s utilities as the result of the Western Energy Crisis of 2000-2001,” said Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources. “With this issue behind us, we can now better focus on the primary objectives of efficiently and reliably serving the growing need for power in our region while continuing to improve our company’s financial strength.”
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership.
Forward-Looking Statements: The statements in this press release are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to the parties’ ability to finalize a definitive settlement agreement by February 7, 2006. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Utilities are contained in their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2005 and their Annual Reports on Form 10-K for the year ended December 31, 2004, filed with the SEC. The Utilities undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
SOURCE Sierra Pacific Resources
CONTACT:
Media,
Sonya Headen,
+1-702-367-5222,
or Analysts,
Britta Carlson,
+1-702-367-5624, both of Sierra Pacific Resources.
(SRP)